UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(In Thousands)

The following selected unaudited financial data should be read in conjunction with the historical consolidated financial statements of Access Integrated Technologies, Inc. (“AccessIT”) and FiberSat Global Services, LLC (“FiberSat”), including the notes thereto. The unaudited pro forma condensed combined information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position that would have occurred if the transactions had been actually completed at the dates indicated, nor is it necessarily indicative of future results of operations or financial position of the combined companies. The unaudited pro forma condensed combined balance sheet has been prepared to reflect the acquisition of FiberSat by AccessIT as if the acquisition had occurred as of September 30, 2004 by combining the separate balance sheets of AccessIT and FiberSat as of that date. The unaudited pro forma condensed combined statement of operations for the year ended March 31, 2004 has been prepared to reflect the acquisition of FiberSat as if the transaction had occurred as of April 1, 2003 by combining the separate historical statements of operations of FiberSat for the fiscal year ended December 31, 2003 and AccessIT for the fiscal year ended March 31, 2004. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2004 has been prepared to reflect the acquisition of FiberSat as if the acquisition had occurred as of the beginning of the period presented by combining the separate historical statements of operations of FiberSat for the nine months ended September 30, 2004 and AccessIT for the six months ended September 30, 2004.

On November 17, 2004, AccessIT completed the acquisition of FiberSat by issuing 540,000 shares of restricted Class A Common Stock and paying approximately $381 in cash.  We also incurred direct transaction costs of approximately $180 related to the FiberSat acquisition.  In addition, AccessIT may be required to pay a contingent purchase price for any of the three years following the acquisition in which certain earnings targets are achieved. The Company has also agreed to a one-time issuance of up to additional 100,000 Class A Shares if, in accordance with an agreed upon formula, the market value of the Company’s Class A Shares is less than 80% of the closing trading price on the closing date.

The acquisition of FiberSat will be accounted for using the purchase method of accounting and, accordingly, the assets, liabilities and results of operations of FiberSat will be included in the company’s consolidated financial statements subsequent to the acquisition date. The unaudited pro forma condensed combined financial statements include adjustments, which are based upon preliminary estimates, to reflect the allocation of the purchase price to the acquired assets and assumed liabilities of FiberSat.

Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2004
(In thousands)

	Historical		Pro Forma
	AccessIT	FiberSat	Pre-Acquisition Adjustments		Acquisition Adjustment		Combined
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,778	$421	$(75)	(1)	$(560)	(2)	$2,564
Accounts receivable	775	49	--				824
Prepaids and other current assets	500	61	--				561
Unbilled revenue	38		--		--		38

Total current assets	4,091	531	(75)		(560)		3,987
Property and equipment, net	6,318	2,693	(200)	(1)	(329)	(6)	8,482
Intangible assets, net	3,495	--			560	(3)	4,055
Capitalized software costs, net	1,605	--	--				1,605
Goodwill	5,371	--	--		97		5,468
Deferred costs	199	--	--				199
Unbilled revenue, net of current portion	82	--	--				82
Security deposits	326	4	--				330

Total assets	$21,487	$3,228	$(275)		$(232)		$24,208

LIABILITIES, REDEEMABLE STOCK AND
STOCKHOLDERS' EQUITY CURRENT LIABILITIES
Accounts payable and accrued expenses	$1,241	$834	$(55)	(1)	--		$2,020
			$(449)	(7)			$(449)	(7)
Current portion of notes payable	999	171	(171)	(1)	--		999
Advances payable	--	63	(63)	(1)	--		--
Current portion due to contractor	--	150	(150)	(1)	--		--
Current portion of customer security deposits	40	82	--		--		122
Current portion of capital leases	12	773	(301)	(1)	--		484
Current portion of deferred revenue	476	56	--		--		532
Current portion of deferred rent expense	41	--	--		--		41

Total current liabilities	2,809	2,129	(1,189)		--		3,749
Notes payable, net of current portion	4,904	--	--		--		4,904
Other long term liabilities	--	77	(77)	(1)	--		--
Customer security deposits, net of current portion	119	30	--		--		149
Deferred revenue, net of current portion	243	--	--		--		243
Capital leases, net of current portion	25	181	(55)	(1)	--		151
Deferred rent expense	927	--	--		--		927
Deferred tax liability	1,364	--	--		--		1,364

Total liabilities	10,391	2,417	(1,321)		--		(11,487)

Redeemable Class A common stock, issued and outstanding,
53,534 shares	244	--	--		--		244
Stockholders' Equity:
Class A common stock, $0.001 par value per share;
40,000,000 shares authorized; 8,530,552 shares issued and outstanding, 9,070,552 shares on a pro forma basis	9	--	--		1	(5)	10

P-1

	Historical		Pro Forma
	AccessIT	FiberSat	Pre-Acquisition Adjustments		Acquisition Adjustment		Combined
Class B common stock, $0.001 par value per share; 15,000,000 shares authorized; shares issued and outstanding, 1,005,811 shares	1	--	--		--		1
Treasury stock, at cost; 9,140 shares	(32)	--	--		--		(32)
Additional paid-in capital	28,242	--	--		1,624	(5)	29,866
Deferred stock-based compensation	--	--	--		--		--
Accumulated deficit / retained earnings	(17,368)	811	1,046	(1)	(1,857	) (4)	(17,368)

Total stockholders' equity	11,096	811	1,046		(232)		12,721

Total liabilities, redeemable stock and stockholders' equity	$21,487	$3,228	$(275)		$(232)		$24,208

Footnotes to Unaudited Proforma Condensed Combined Balance Sheet

(1)     Represents assets and liabilities to be retained by FiberSat Global Services, LLC

(2)     Represents cash paid to the owners of FiberSat Global Services LLC of $380 and AccessIT’s estimated fees and expenses in connection with the acquisition of $180

(3)     Represents the approximate and preliminary value of acquired intangible assets, such as Federal Communications Commission licenses and trade name.

(4)     Represents the elimination of FiberSat Global Services, LLC’s historical retained earnings

(5)     Represents the issuance 540,000 shares of restricted Class A common stock to the members of FiberSat Global Services, LLC at a preliminary appraised value of $3.01 per share.

(6)     Represents purchase accounting adjustment to reflect the approximate appraised value of fixed assets.

(7)     Represents an adjustment for liabilities to be retained by the seller pursuant to the Asset Purchase Agreement clause which provides that AccessIT will not acquire liabilities that cause the current ratio to be less than 1, after certain adjustments are made.

P-2